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                                                                    Exhibit 99.A

                              [KPMG LLP Letterhead]
                            111 South Calvert Street
                               Baltimore, MD 21202


                                  June 26, 2002


Ms. Sibyl Malatras
Columbia Bancorp
9171 Baltimore National Pike
Ellicott City, Maryland 21042

Dear Ms. Malatras:

The SEC requires that 11-K filings be filed within 180 days of the plans year-end. These filings are to include a copy of the audited financing statements. Because of lack of information from DailyAccess.com, Columbia Bancorp's 401(k) plan and trust recordkeeper, regarding the reportable transactions as required for the Schedule of Reportable Transactions which is included in the financial statements, we are unable to issue our opinion of Columbia Bancorp's 401(k) and Trust. Therefore, we recommend that you file an extension for the 11-K as we will be unable to meet the 180 day requirement.

Very truly yours,



By: /s/ CHRISTINE CUNNINGHAM-ASPELL
    -------------------------------
    Christine Cunningham-Aspell
    Senior Manager